Exhibit 99.1

April 20, 2020

Western Uranium & Vanadium Corp. Extends Warrants Issued in 2018

FOR IMMEDIATE RELEASE

Toronto, Ontario and Nucla, Colorado - Western Uranium & Vanadium Corp. (CSE: WUC) (OTCQX: WSTRF) (“Western” or the “Company”) announces the extension by nine months of the common share purchase warrants (the “Warrants”) issued to investors in non-brokered private placements that closed on May 4, July 30 and August 9, 2018 (the “2018 Private Placements”) and the amendment of the trigger price in the acceleration clause of each Warrant. No Warrants issued to investors in the 2018 Private Placements have been exercised, and a total of 2,671,116 Warrants are being amended.

Each Warrant currently entitles the holder to purchase one common share (a “Common Share”) in the capital of the Company at a price of C$1.15 per Common Share at any time prior to 5:00 p.m. (Toronto time) on May 4, July 30 and August 9, 2020, respectively (the “Original Expiry Dates”). Each of the Original Expiry Dates is extended by nine months such that the Warrants will expire on February 4, April 30 and May 9, 2021, respectively.

In addition, each Warrant is currently subject to an acceleration clause that allows the Company to accelerate the expiration date of the Warrant if the closing price of the Common Shares of Western is equal to or greater than C$2.50 for a period of five consecutive trading days (the “Acceleration Clause”). Western is amending the Acceleration Clause of each Warrant by lowering the trigger price from C$2.50 to C$1.83 effective at 5:01 p.m. (Toronto time) on each of the Original Expiry Dates. All other terms of the Warrants remain the same, including the applicable legends.

No Warrant is held by an insider or a related party to the Company. In accordance with the rules of the Canadian Securities Exchange, no compensation warrants issued in connection with the 2018 Private Placements are being extended. The amendments to the Warrants remain subject to final regulatory approval.

About Western Uranium & Vanadium Corp.

Western Uranium & Vanadium Corp. is a Colorado based uranium and vanadium conventional mining company focused on low cost near-term production of uranium and vanadium in the western United States, and development and application of kinetic separation.

Cautionary Note Regarding Forward-Looking Information: Certain information contained in this news release constitutes “forward-looking information” or a “forward-looking statements” within the meaning of applicable securities laws (collectively, “forward-looking statements”). Statements of that nature include statements relating to, or that are dependent upon: the Company’s expectations, estimates and projections regarding exploration and production plans and results; the timing of planned activities; whether the Company can raise any additional funds required to implement its plans; whether regulatory or analogous requirements can be satisfied to permit planned activities; and more generally to the Company’s business, and the economic and political environment applicable to its operations, assets and plans. All such forward-looking statements are subject to important risk factors and uncertainties, many of which are beyond the Company’s ability to control or predict. Please refer to the Company’s most recent Management’s Discussion and Analysis, as well as its other filings at www.sec.gov and/or www.sedar.com, for a more detailed review of those risk factors. Readers are cautioned not to place undue reliance on the Company’s forward-looking statements, and that these statements are made as of the date hereof. While the Company may do so, it does not undertake any obligation to update these forward-looking statements at any particular time, except as and to the extent required under applicable laws and regulations.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

George Glasier

President and CEO

970-864-2125

gglasier@western-uranium.com

Robert Klein

Chief Financial Officer

908-872-7686

rklein@western-uranium.com